UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 5, 2015 (September 29, 2015)

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35372	45-3090102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Main Street, Suite 3000

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 783-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 29, 2015, Sanchez Energy Corporation (the “Company”), each of SEP Holdings III, LLC (“SEP”), SN Marquis LLC (“SN Marquis”), SN Cotulla Assets LLC (“SN Cotulla”), SN Operating LLC (“SN Operating”), SN TMS, LLC (“SN TMS”), and SN Catarina LLC (“SN Catarina” and together with SEP, SN Marquis, SN Cotulla, SN Operating and SN TMS, collectively, the “Guarantors” and the Guarantors and the Company collectively, the “Loan Parties”), Royal Bank of Canada, as administrative agent (the “Administrative Agent”), and the lenders party thereto entered into a fourth amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement dated as of June 30, 2014 by and among the Company, the Guarantors, the Administrative Agent and the other agents and lenders party thereto (as amended, the “Credit Agreement”).

The Amendment, among other things, (a) permits one or more lenders in addition to Royal Bank of Canada to act as issuing bank upon agreement with such lenders, (b) increases the letter of credit sublimit to $80 million, (c) permits the Loan Parties to enter into and perform certain commercial and financial support agreements in connection with a joint venture to develop a midstream facility, (d) substitutes references to Catarina Midstream, LLC (“Catarina Midstream”) in place of references to the “DW Midstream Unrestricted Subsidiary” and updates the organizational chart and subsidiary list in the schedules to the Credit Agreement to reflect Catarina Midstream’s existence and status as an unrestricted subsidiary until such time as it is disposed of in accordance with the Credit Agreement, (e) permits the disposition of units in Sanchez Production Partners LP by a Loan Party to Catarina Midstream, (f) permits certain repurchases of equity interests in the Company by the Loan Parties and (g) provides for other technical amendments, clarifications and corrections.

From time to time, the agents, arrangers, book runners and lenders under the Credit Agreement and their affiliates have provided, and may provide in the future, investment banking, commercial lending, hedging and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, or may in the future receive, customary fees and commissions for these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ ENERGY CORPORATION

Date: October 5, 2015	By:	/s/ G. Gleeson Van Riet
G. Gleeson Van Riet
Senior Vice President and
Chief Financial Officer